BRAUNS FASHIONS CORPORATION                            [LOGO]
2400 XENIUM LANE NORTH
PLYMOUTH, MN 55441

FOR IMMEDIATE RELEASE

                                               Contact:  Stephen W. Clark
                                                         Vice President and
                                                         Chief Financial Officer
                                                         (612) 551-5106


            BRAUNS FASHIONS CORPORATION FILES PLAN OF REORGANIZATION

Minneapolis, MN (July 2, 1996) -- Braun's Fashions Corporation (Nasdaq/NNM:BFCI) announced today that the Company and its wholly owned operating subsidiary, Braun's Fashions, Inc., filed chapter 11 reorganization petitions in the United States Bankruptcy Court for the District of Delaware. In connection with the bankruptcy filing, Braun's received approval of a number of first-day motions including approval from the Bankruptcy Court for an interim debtor-in-possession financing facility with Norwest Bank to ensure that the Company can continue operating in the ordinary course of business.

The Company is also seeking to reject at least 40 store leases. The losses experienced by these 40 store locations has had a significant negative impact on the Company's cash flow. "Our reorganization provides us with an opportunity for relieving the Company of a significant number of unprofitable stores, and allows the remaining healthy stores to be even more competitive in the marketplace," said Nicholas H. Cook, Chairman and CEO.

With a core group of profitable stores and a new $10 million working capital facility, Braun's expects to operate its business without major interruption. The Company expects to file a plan of reorganization within the next few weeks. Mr. Cook commented that, "Braun's will take every necessary step to emerge quickly from its chapter 11 reorganization as a strong and financially viable corporation."

Braun's Fashions Corporation, based in Minneapolis, Minnesota, is a regional retailer of women's fashions that currently operates 221 stores in 22 states, primarily in the Midwest and Pacific Northwest.